UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

October 23, 2017

PATTERSON COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	0-20572	41-0886515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Address of Principal Executive Offices, including Zip Code)

(651) 686-1600

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (d) and (e) On October 23, 2017, Patterson Companies, Inc. (the “Company”) announced that its Board of Directors (“Board”) has appointed Mark S. Walchirk as the Company’s President and Chief Executive Officer, effective November 20, 2017 (the “Effective Date”), and that James W. Wiltz, who has been serving as the Company’s Interim President and Chief Executive Officer since June 1, 2017, will step down from such positions at that time. Mr. Walchirk will become a member of the Board as of the Effective Date. Mr. Wiltz will continue to serve on the Board.

Mr. Walchirk, age 51, served as President of U.S. Pharmaceutical at McKesson Corporation since October 2012, where he held responsibility for McKesson’s U.S. Pharmaceutical sales, distribution and customer service operations. Mr. Walchirk joined McKesson in April 2001 and held various leadership positions including President of McKesson Specialty Care Solutions and Chief Operating Officer of McKesson U.S. Pharmaceutical. Before joining McKesson, he spend 13 years in medical-surgical distribution and manufacturing with Baxter Healthcare, Allegiance Healthcare and Encompass Group, holding various leadership positions in sales, marketing, operations and business development. There are no familial relationships between Mr. Walchirk and any other director or executive officer of the Company. There are no transactions in which Mr. Walchirk has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his employment, Mr. Walchirk and the Company entered into an Employment Agreement, dated October 23, 2017, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Under the terms of the agreement, Mr. Walchirk’s employment will continue until the third anniversary of the Effective Date, at which time, unless notice to the contrary has been provided, the term will renew for successive 12-month periods.

The agreement provides for an annual base salary of $850,000 as well as participation in the Company’s other employee benefit plans and reimbursement for business expenses. Mr. Walchirk also is eligible to earn annual cash incentive compensation, which is payable if a threshold level of performance is achieved, pursuant to the Company’s Management Incentive Compensation Plan (“MICP”). If performance at target under the MICP is achieved, Mr. Walchirk’s annual cash incentive compensation would be $437,500 for fiscal year 2018 (representing a pro-rata share) and $1,050,000 for any full year of employment thereafter. In addition, Mr. Walchirk is eligible to receive annual long-term equity-based incentive compensation pursuant to the Company’s 2015 Omnibus Incentive Plan (“Omnibus Plan”), or any successor plan thereto, which awards currently consist of 50% performance stock units, 25% stock options, and 25% restricted stock units, with an aggregate target value of $1,291,666 for fiscal year 2018 (representing a pro-rata share) and $3,100,000 for any full year of employment thereafter. The equity awards for fiscal year 2018 will be granted on December 1, 2017. Mr. Walchirk’s base salary, annual cash incentive compensation, and annual long-term equity-based incentive compensation will be reviewed on an annual basis and may be increased by the Board.

The agreement also provides for an inducement award. On December 1, 2017, Mr. Walchirk will be granted a restricted stock unit award outside the Omnibus Plan covering a number of shares of the Company’s common stock with a value of $2,000,000 based on the per-share closing price of the Company’s common stock on the date of grant. Such award will vest, assuming continued employment, to the extent of 50% of the award on the first anniversary of the date of grant and the remaining 50% of the award on the second anniversary of the date of grant. The other terms and conditions of the inducement award are set forth in the Inducement RSU Award Agreement, to be dated December 1, 2017, the form of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein. In addition, within ten business days of the Effective Date, Mr. Walchirk will receive a lump-sum cash bonus of $100,000.

If, during the term, the Company terminates Mr. Walchirk without cause, Mr. Walchirk would be entitled to severance benefits including 24 months of base salary, cash incentive compensation equal to an average of the last three years of actual MICP incentives, proration of the current year MICP incentive based on actual performance, and 18 months of COBRA. With a change in control, such severance benefits would include 36 months of base salary, cash incentive compensation equal to his then current target MICP incentive, proration of the current year MICP incentive based on target performance, and 18 months of COBRA.

Mr. Walchirk has also agreed to certain nondisclosure and non-disparagement provisions during the term and any time thereafter, and certain non-competition and non-solicitation provisions during the term and for three years thereafter.

Item 7.01	Regulation FD Disclosure.

A copy of the press release issued by the Company on October 24, 2017 announcing the leadership change described herein is furnished as Exhibit 99 to this Current Report on Form 8-K and is incorporated by reference herein. The information in Exhibit 99 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement by and between Patterson Companies, Inc. and Mark S. Walchirk, dated October 23, 2017.

10.2	Form of Inducement RSU Award Agreement by and between Patterson Companies, Inc. and Mark S. Walchirk.

99	Press Release of Patterson Companies, Inc., dated October 24, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATTERSON COMPANIES, INC.

Date: October 24, 2017	By:	/s/ Les B. Korsh
Les B. Korsh
Vice President, General Counsel and Secretary